UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Information Statement Pursuant to Rules 13d-1 and 13d-2

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Bilibili Inc.
(Name of Issuer)

Class Z ordinary shares, par value US$0.0001 per share
(Title of Class of Securities)
G10970112** 090040106***
(CUSIP Number)

December 31, 2018
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

** CUSIP number G10970112 has been assigned to the Class Z ordinary shares of the Issuer, par value US$0.0001 per share.

*** CUSIP number 090040106 has been assigned to the American Depositary Shares (“ADSs”) of the Issuer, which are listed on Nasdaq Global Select Market under the symbol "BILI." Each ADS represents one Class Z ordinary share, par value US$0.0001 per share.

CUSIP No. G10970112

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Profound Surplus Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 7,498,027(1)

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 7,498,027(1)

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,498,027(1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 3.4% (2)

12.	Type of Reporting Person (See Instructions)

CO

(1)	representing 7,498,027 Class Z ordinary shares held by Profound Surplus Limited.
(2)	Percent of class is calculated based on an aggregate of 218,181,421 Class Z ordinary shares, being the sum of 193,117,970 Class Z ordinary shares outstanding after the initial public offering of the Issuer as disclosed on Form 424B4 filed by the Issuer on March 28, 2018 and 25,063,451 Class Z ordinary shares issued to Tencent Holdings Limited as disclosed on Form 6-K furnished by the Issuer on November 20, 2018. Beneficial ownership of the Reporting Person as a percentage of all outstanding shares of the Issuer amounts to 2.5%, which is calculated based on an aggregate of 303,546,235 outstanding shares, being the sum of 85,364,814 Class Y ordinary shares and 193,117,970 Class Z ordinary shares outstanding after the initial public offering of the Issuer as disclosed on Form 424B4 filed by the Issuer on March 28, 2018 and 25,063,451 Class Z ordinary shares issued to Tencent Holdings Limited as disclosed on Form 6-K furnished by the Issuer on November 20, 2018.

CUSIP No. G10970112

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Boyu Capital Fund III, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 7,498,027(1)

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 7,498,027(1)

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,498,027(1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 3.4% (2)

12.	Type of Reporting Person (See Instructions)

PN

(1)	representing 7,498,027 Class Z ordinary shares held by Profound Surplus Limited.
(2)	Percent of class is calculated based on an aggregate of 218,181,421 Class Z ordinary shares, being the sum of 193,117,970 Class Z ordinary shares outstanding after the initial public offering of the Issuer as disclosed on Form 424B4 filed by the Issuer on March 28, 2018 and 25,063,451 Class Z ordinary shares issued to Tencent Holdings Limited as disclosed on Form 6-K furnished by the Issuer on November 20, 2018. Beneficial ownership of the Reporting Person as a percentage of all outstanding shares of the Issuer amounts to 2.5%, which is calculated based on an aggregate of 303,546,235 outstanding shares, being the sum of 85,364,814 Class Y ordinary shares and 193,117,970 Class Z ordinary shares outstanding after the initial public offering of the Issuer as disclosed on Form 424B4 filed by the Issuer on March 28, 2018 and 25,063,451 Class Z ordinary shares issued to Tencent Holdings Limited as disclosed on Form 6-K furnished by the Issuer on November 20, 2018.

CUSIP No. G10970112

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Boyu Capital General Partner III, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 7,498,027(1)

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 7,498,027(1)

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,498,027(1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 3.4% (2)

12.	Type of Reporting Person (See Instructions)

PN

(1)	representing 7,498,027 Class Z ordinary shares held by Profound Surplus Limited.
(2)	Percent of class is calculated based on an aggregate of 218,181,421 Class Z ordinary shares, being the sum of 193,117,970 Class Z ordinary shares outstanding after the initial public offering of the Issuer as disclosed on Form 424B4 filed by the Issuer on March 28, 2018 and 25,063,451 Class Z ordinary shares issued to Tencent Holdings Limited as disclosed on Form 6-K furnished by the Issuer on November 20, 2018. Beneficial ownership of the Reporting Person as a percentage of all outstanding shares of the Issuer amounts to 2.5%, which is calculated based on an aggregate of 303,546,235 outstanding shares, being the sum of 85,364,814 Class Y ordinary shares and 193,117,970 Class Z ordinary shares outstanding after the initial public offering of the Issuer as disclosed on Form 424B4 filed by the Issuer on March 28, 2018 and 25,063,451 Class Z ordinary shares issued to Tencent Holdings Limited as disclosed on Form 6-K furnished by the Issuer on November 20, 2018.

CUSIP No. G10970112

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Boyu Capital General Partner III, Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 7,498,027(1)

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 7,498,027(1)

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,498,027(1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 3.4% (2)

12.	Type of Reporting Person (See Instructions)

CO

(1)	representing 7,498,027 Class Z ordinary shares held by Profound Surplus Limited.
(2)	Percent of class is calculated based on an aggregate of 218,181,421 Class Z ordinary shares, being the sum of 193,117,970 Class Z ordinary shares outstanding after the initial public offering of the Issuer as disclosed on Form 424B4 filed by the Issuer on March 28, 2018 and 25,063,451 Class Z ordinary shares issued to Tencent Holdings Limited as disclosed on Form 6-K furnished by the Issuer on November 20, 2018. Beneficial ownership of the Reporting Person as a percentage of all outstanding shares of the Issuer amounts to 2.5%, which is calculated based on an aggregate of 303,546,235 outstanding shares, being the sum of 85,364,814 Class Y ordinary shares and 193,117,970 Class Z ordinary shares outstanding after the initial public offering of the Issuer as disclosed on Form 424B4 filed by the Issuer on March 28, 2018 and 25,063,451 Class Z ordinary shares issued to Tencent Holdings Limited as disclosed on Form 6-K furnished by the Issuer on November 20, 2018.

CUSIP No. G10970112; 090040106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Boyu Capital Opportunities Master Fund

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 6,266,129 (1)

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 6,266,129 (1)

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,266,129 (1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 2.9% (2)

12.	Type of Reporting Person (See Instructions)

CO

(1)	consists of 5,299,783 ADSs and 966,346 Class Z ordinary shares held by Boyu Capital Opportunities Master Fund.
(2)	Percent of class is calculated based on an aggregate of 218,181,421 Class Z ordinary shares, being the sum of 193,117,970 Class Z ordinary shares outstanding after the initial public offering of the Issuer as disclosed on Form 424B4 filed by the Issuer on March 28, 2018 and 25,063,451 Class Z ordinary shares issued to Tencent Holdings Limited as disclosed on Form 6-K furnished by the Issuer on November 20, 2018. Beneficial ownership of the Reporting Person as a percentage of all outstanding shares of the Issuer amounts to 2.1%, which is calculated based on an aggregate of 303,546,235 outstanding shares, being the sum of 85,364,814 Class Y ordinary shares and 193,117,970 Class Z ordinary shares outstanding after the initial public offering of the Issuer as disclosed on Form 424B4 filed by the Issuer on March 28, 2018 and 25,063,451 Class Z ordinary shares issued to Tencent Holdings Limited as disclosed on Form 6-K furnished by the Issuer on November 20, 2018.

CUSIP No. G10970112; 090040106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Boyu Capital Investment Management Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 6,266,129 (1)

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 6,266,129 (1)

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,266,129 (1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 2.9% (2)

12.	Type of Reporting Person (See Instructions)

CO

(1)	consists of 5,299,783 ADSs and 966,346 Class Z ordinary shares held by Boyu Capital Opportunities Master Fund.
(2)	Percent of class is calculated based on an aggregate of 218,181,421 Class Z ordinary shares, being the sum of 193,117,970 Class Z ordinary shares outstanding after the initial public offering of the Issuer as disclosed on Form 424B4 filed by the Issuer on March 28, 2018 and 25,063,451 Class Z ordinary shares issued to Tencent Holdings Limited as disclosed on Form 6-K furnished by the Issuer on November 20, 2018. Beneficial ownership of the Reporting Person as a percentage of all outstanding shares of the Issuer amounts to 2.1%, which is calculated based on an aggregate of 303,546,235 outstanding shares, being the sum of 85,364,814 Class Y ordinary shares and 193,117,970 Class Z ordinary shares outstanding after the initial public offering of the Issuer as disclosed on Form 424B4 filed by the Issuer on March 28, 2018 and 25,063,451 Class Z ordinary shares issued to Tencent Holdings Limited as disclosed on Form 6-K furnished by the Issuer on November 20, 2018.

CUSIP No. G10970112; 090040106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Boyu Capital Group Holdings Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 13,764,156(1)

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 13,764,156(1)

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 13,764,156(1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 6.3% (2)

12.	Type of Reporting Person (See Instructions)

CO

(1)	consists of (i) 7,498,027 Class Z ordinary shares held by Profound Surplus Limited, and (ii) 966,346 Class Z ordinary shares and 5,299,783 ADSs held by Boyu Capital Opportunities Master Fund.
(2)	Percent of class is calculated based on an aggregate of 218,181,421 Class Z ordinary shares, being the sum of 193,117,970 Class Z ordinary shares outstanding after the initial public offering of the Issuer as disclosed on Form 424B4 filed by the Issuer on March 28, 2018 and 25,063,451 Class Z ordinary shares issued to Tencent Holdings Limited as disclosed on Form 6-K furnished by the Issuer on November 20, 2018. Beneficial ownership of the Reporting Person as a percentage of all outstanding shares of the Issuer amounts to 4.5%, which is calculated based on an aggregate of 303,546,235 outstanding shares, being the sum of 85,364,814 Class Y ordinary shares and 193,117,970 Class Z ordinary shares outstanding after the initial public offering of the Issuer as disclosed on Form 424B4 filed by the Issuer on March 28, 2018 and 25,063,451 Class Z ordinary shares issued to Tencent Holdings Limited as disclosed on Form 6-K furnished by the Issuer on November 20, 2018.

CUSIP No. G10970112; 090040106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). XYXY Holdings Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 13,764,156(1)

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 13,764,156(1)

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 13,764,156(1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 6.3% (2)

12.	Type of Reporting Person (See Instructions)

CO

(1)	consists of (i) 7,498,027 Class Z ordinary shares held by Profound Surplus Limited, and (ii) 966,346 Class Z ordinary shares and 5,299,783 ADSs held by Boyu Capital Opportunities Master Fund.
(2)	Percent of class is calculated based on an aggregate of 218,181,421 Class Z ordinary shares, being the sum of 193,117,970 Class Z ordinary shares outstanding after the initial public offering of the Issuer as disclosed on Form 424B4 filed by the Issuer on March 28, 2018 and 25,063,451 Class Z ordinary shares issued to Tencent Holdings Limited as disclosed on Form 6-K furnished by the Issuer on November 20, 2018. Beneficial ownership of the Reporting Person as a percentage of all outstanding shares of the Issuer amounts to 4.5%, which is calculated based on an aggregate of 303,546,235 outstanding shares, being the sum of 85,364,814 Class Y ordinary shares and 193,117,970 Class Z ordinary shares outstanding after the initial public offering of the Issuer as disclosed on Form 424B4 filed by the Issuer on March 28, 2018 and 25,063,451 Class Z ordinary shares issued to Tencent Holdings Limited as disclosed on Form 6-K furnished by the Issuer on November 20, 2018.

CUSIP No. G10970112; 090040106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Xiaomeng Tong

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Hong Kong

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 13,764,156(1)

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 13,764,156(1)

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 13,764,156(1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 6.3% (2)

12.	Type of Reporting Person (See Instructions)

IN

(1)	consists of (i) 7,498,027 Class Z ordinary shares held by Profound Surplus Limited, and (ii) 966,346 Class Z ordinary shares and 5,299,783 ADSs held by Boyu Capital Opportunities Master Fund.
(2)	Percent of class is calculated based on an aggregate of 218,181,421 Class Z ordinary shares, being the sum of 193,117,970 Class Z ordinary shares outstanding after the initial public offering of the Issuer as disclosed on Form 424B4 filed by the Issuer on March 28, 2018 and 25,063,451 Class Z ordinary shares issued to Tencent Holdings Limited as disclosed on Form 6-K furnished by the Issuer on November 20, 2018. Beneficial ownership of the Reporting Person as a percentage of all outstanding shares of the Issuer amounts to 4.5%, which is calculated based on an aggregate of 303,546,235 outstanding shares, being the sum of 85,364,814 Class Y ordinary shares and 193,117,970 Class Z ordinary shares outstanding after the initial public offering of the Issuer as disclosed on Form 424B4 filed by the Issuer on March 28, 2018 and 25,063,451 Class Z ordinary shares issued to Tencent Holdings Limited as disclosed on Form 6-K furnished by the Issuer on November 20, 2018

Item 1.

(a)	Name of Issuer Bilibili Inc. (“Issuer”)

(b)	Address of Issuer’s Principal Executive Offices

Building 3, Guozheng Center, No. 485 Zhengli Road, Yangpu District, Shanghai, 200433, People’s Republic of China

Item 2.

(a)	Name of Person Filing

1.	Profound Surplus Limited
2.	Boyu Capital Fund III, L.P.
3.	Boyu Capital General Partner III, L.P.
4.	Boyu Capital General Partner III, Ltd.
5.	Boyu Capital Opportunities Master Fund
6.	Boyu Capital Investment Management Ltd.
7.	Boyu Capital Group Holdings Ltd.
8.	XYXY Holdings Ltd.
9.	Xiaomeng Tong

The above persons have agreed to jointly file this statement pursuant to Rule 13d-1(k). A copy of such agreement is attached as Exhibit 1 to Schedule 13G filed by the Reporting Persons on October 12, 2018.

Profound Surplus Limited is an exempted company incorporated under the laws of the Cayman Islands. Boyu Capital Fund III, L.P., a limited partnership organized under the laws of the Cayman Islands, holds 100% of the outstanding shares of Profound Surplus Limited. Boyu Capital General Partner III, L.P., a limited partnership organized under the laws of the Cayman Islands, is the general partner of Boyu Capital Fund III, L.P. Boyu Capital General Partner III, Ltd., an exempted company incorporated under the laws of the Cayman Islands, is the general partner of Boyu Capital General Partner III, L.P. Boyu Capital Group Holdings Ltd., an exempted company incorporated under the laws of the Cayman Islands, holds 100% of the outstanding shares of Boyu Capital General Partner III, Ltd. Boyu Capital Opportunities Master Fund is an exempted company incorporated under the laws of the Cayman Islands. Boyu Capital Investment Management Ltd., an exempted company incorporated under the laws of the Cayman Islands, holds 100% of the voting shares of Boyu Capital Opportunities Master Fund. Boyu Capital Group Holdings Ltd. holds 100% of the voting shares of Boyu Capital Investment Management Ltd. XYXY Holdings Ltd., a company incorporated in the British Virgin Islands, is the controlling shareholder of Boyu Capital Group Holdings Ltd. Mr. Xiaomeng Tong holds 100% of the outstanding shares in XYXY Holdings Ltd.

(b)	Address of Principal Business Office or, if none, Residence

c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands

(c)	Citizenship

The information required by Item 2(c) is set forth in Row 4 of the cover page for the Reporting Persons which is incorporated herein by reference.

(d)	Title of Class of Securities

Class Z ordinary shares, par value US$0.0001 per share.

American Depositary Shares (“ADSs”) of the Issuer, each representing one Class Z ordinary share, par value US$0.0001 per share.

(e)	CUSIP Number

CUSIP number G10970112 has been assigned to the Class Z ordinary shares of the Issuer, par value US$0.0001 per share. CUSIP number 090040106 has been assigned to ADSs of the Issuer, each representing one Class Z ordinary share.

Item 3. Statement filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c).

Not applicable.

Item 4. Ownership

The information for each Reporting Person contained in Items 5-11 of the cover pages is incorporated herein by reference. Percent of class is calculated based on an aggregate of 218,181,421 Class Z ordinary shares, being the sum of 193,117,970 Class Z ordinary shares outstanding after the initial public offering of the Issuer as disclosed on Form 424B4 filed by the Issuer on March 28, 2018 and 25,063,451 Class Z ordinary shares issued to Tencent Holdings Limited as disclosed on Form 6-K furnished by the Issuer on November 20, 2018.

Item 5. Ownership of Five Percent or Less of a Class

Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8. Identification and Classification of Members of the Group

Not applicable.

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2019

Profound Surplus Limited

By:	/s/ Khalid Iton
Name:	Khalid Iton
Title:	Director

Boyu Capital Fund III, L.P.
By: Boyu Capital General Partner III, L.P.
By: Boyu Capital General Partner III, Ltd.

By:	/s/ Khalid Iton
Name:	Khalid Iton
Title:	Director

Boyu Capital General Partner III, L.P.
By: Boyu Capital General Partner III, Ltd.

By:	/s/ Khalid Iton
Name:	Khalid Iton
Title:	Director

Boyu Capital General Partner III, Ltd.

By:	/s/ Khalid Iton
Name:	Khalid Iton
Title:	Director

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2019

Boyu Capital Opportunities Master Fund

By:	/s/ David Bree
Name:	David Bree
Title:	Director

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2019

Boyu Capital Investment Management Ltd.

By:	/s/ Yong Leong Chu
Name:	Yong Leong Chu
Title:	Director

Boyu Capital Group Holdings Ltd.

By:	/s/ Khalid Iton
Name:	Khalid Iton
Title:	Director

XYXY Holdings Ltd.

By:	/s/ Khalid Iton
Name:	Khalid Iton
Title:	Director

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2019

Xiaomeng Tong

Signature:	/s/ Xiaomeng Tong